Exhibit 99.1

Media:	Investors:
Steve Conway	John Snyder
651/592-7441	206/262-0291
sttico@aol.com	john@snyderir.com
CRAY INC. ANNOUNCES DEPARTURE
OF BURTON SMITH
SEATTLE, WA — November 25, 2005 – Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced that co-founder and Chief Scientist Burton Smith will leave the company to assume a new role at Microsoft Corporation.
“As our Chief Scientist and an important leader of our research and development team, Burton has provided innovation and technical leadership to Cray for many years,” said Cray president and CEO Peter Ungaro. “We are very proud of the enormous contributions Burton has made to the high performance computing marketplace, and look forward to seeing his ideas leveraged in the broader computing industry.”
“I have truly enjoyed my long association with Cray and the opportunity to spend many years at the forefront of high performance computing,” said Smith. “Although I am excited to pursue a new and very different opportunity at Microsoft, I will miss being part of this talented team and I wish Cray continued success.”
Smith will leave Cray on December 7th, and has also resigned in his role as a Director of the company.
About Cray Inc.
As the global leader in HPC, Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.
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Cray is a registered trademark of Cray Inc. All other trademarks are the property of their respective owners.